Exhibit 21.1

Subsidiaries and Affiliates of the Registrant

NETGEAR, INC.
INFRANT TECHNOLOGIES LLC
NETGEAR INTERNATIONAL, INC.
NETGEAR AUSTRIA GMBH
NETGEAR Belgium BVBA
NETGEAR DEUTSCHLAND GMBH
NETGEAR DO BRASIL PRODUTOS ELECTRONICS LTDA
NETGEAR FRANCE SAS
NETGEAR HOLDINGS LTD (IRELAND)
NETGEAR INTERNATIONAL LTD
NETGEAR ASIA PTE. LIMITED (SINGAPORE BRANCH)
NETGEAR CZECH REPUBLIC SRO
NETGEAR HONG KONG LIMITED
NETGEAR NEW ZEALAND
NETGEAR POLAND SP ZOO
NETGEAR SWITZERLAND GMBH
NETGEAR U.K. LTD
Netgear (Beijing) Network Technology Co., Ltd
Netgear Australia Pty Ltd.
NTGR CYPRUS LTD
NETGEAR Italy Srl
NETGEAR JAPAN GK
NETGEAR NETHERLANDS B.V.
NETGEAR TAIWAN CO LTD
NETGEAR TECHNOLOGIES PRIVATE LIMITED (INDIA)
Netgear Denmark ApS
NETGEAR MEXICO S. DE R.L.
Netgear Asia Holding Ltd
SKIPJAM CORP
Avaak, Inc,
Netgear Research India Pvt. Ltd.
Netgear Canada Ltd.
NETGEAR RUSSIA LLC